                             AMENDED AND RESTATED

                        AUTOMATIC REINSURANCE AGREEMENT

                                    Between

                    METLIFE INVESTORS USA INSURANCE COMPANY

                                      and

                       EXETER REASSURANCE COMPANY, LTD.

                              AGREEMENT NO. 15870

THIS REINSURANCE AGREEMENT (the "Agreement") is effective as of April 1, 2001 and amended and restated as of July 1, 2004 by and between METLIFE INVESTORS USA INSURANCE COMPANY ("Cedent"), a life insurance corporation organized and existing under the laws of Delaware and having it's principal place of business at Newport Beach, CA, and EXETER REASSURANCE COMPANY, LTD. ("Reinsurer"), a life insurance corporation organized and existing under the laws of Bermuda and having its principal place of business at Clarendon House, 2 Church Street, Hamilton HM DX, Bermuda.

THE BACKGROUND OF THIS AGREEMENT is that the Reinsurer has heretofore assumed, as of the date hereof, quota share portions of certain ceded annuity contract liabilities on Riders, listed in the attached Schedules, (the "Reinsured Contract(s)") issued by MetLife Investors USA Insurance Company.

THIS AGREEMENT provides for the indemnity cession of a portion of the ceded liabilities of the Cedents with respect to the Reinsured Contracts and binds the Cedent and the Reinsurer and their successors and permitted assignees, respectively. This Agreement shall not create any right or legal relation whatever between the Reinsurer and any Cedent or any insured, owner, annuitant, beneficiary or other party to any Reinsured Contract.

THEREFORE, in consideration of the promises set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                              SCOPE OF AGREEMENT

A. This Agreement shall be effective as of April 1, 2001 (the "Effective Date") and amended and restated as of July 1, 2004 as described in Schedule A. While this Agreement continues in effect, the Cedent shall cede and the Reinsurer shall accept, as indemnity cessions hereunder, Reinsured Contracts that are issued by the Cedent on and after April 1, 2001.

B. Guaranteed Minimum Death Benefit and Earnings Preservation Benefit

    1. The indemnity cession shall be the share of the MNAR (defined in Article
       IV) that is generated, prior to the termination of the Reinsurer's liability (defined in Article II), by the Guaranteed Minimum Death Benefit ("GMDB") and Earnings Preservation Benefit ("EPB") provisions of the Reinsured Contracts, as specified in Schedule A.

    2. This Agreement covers only the Cedent's contractual liability for reinsured claims paid under variable annuity contract forms specified in Schedule A.

C. Guaranteed Minimum Income Benefit

    1. The indemnity cession shall be the share of the IBNAR (defined in Article IV) that is generated prior to the termination of the Reinsurer's liability (defined in Article II), by the Guaranteed Minimum Income Benefit Rider (the "Income Program") provisions of the Reinsured Contracts, as specified in Schedule A.

    2. This Agreement covers only the Cedent's contractual liability for reinsured claims that are realized upon annuitization under the contractual terms of the Income Program within the variable annuity contract forms specified in Schedule A.

D. Guaranteed Withdrawal Benefit

    1. The indemnity cession shall be the share of the WBNAR (defined in Article IV) that is generated prior to the termination of the Reinsurer's liability (defined in Article II), by the Guaranteed Withdrawal Benefit Rider (the "Withdrawal Program") provisions of the Reinsured Contracts, as specified in Schedule A.

    2. This Agreement covers only the Cedent's contractual liability for reinsured claims paid under the variable annuity contract forms specified in Schedule A.

E. There are no aggregate or individual claim limits applicable to the benefits ceded.

F. Spousal Continuances

   Spousal continuances will be covered under this Agreement to the extent provided by the insured contract.

                                  ARTICLE II

                   COMMENCEMENT AND TERMINATION OF LIABILITY

A. On liabilities ceded under the terms of this Agreement, the liability of the Reinsurer shall commence simultaneously with that of the Cedent.

B. The liability of the Reinsurer for all ceded liabilities under this Agreement may terminate in accordance with:

    1. the Duration of Agreement provisions of this Agreement set forth in
       Article XX;

    2. the termination provisions set forth within Article VI;

    3. the Recapture Privileges set forth in Article IX. or

    4. the coverage provided by the contract terminates.

                                  ARTICLE III

                             ERRORS AND OMISSIONS

A. Any inadvertent errors or omissions on the part of one party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as practicable after discovery thereof.

B. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Cedent by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Cedent in connection with any claim or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Cedent that led to the levy or assessment, in which case the Reinsurer shall pay, as its share of such levy or assessment, the proportional amount determined by the ratio of reinsurance held by the Reinsurer to the total limit of liability under the Reinsured Contracts.

C. Each party will indemnify and hold the other party, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable attorneys fees and court costs, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them.

D. In no event shall any party to this Agreement be liable to any other party for punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

                                  ARTICLE IV

                              NET AMOUNT AT RISK

GMDB AND EPB
------------

A. The MNAR (Mortality Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

   MNAR = VNAR + SCNAR + EEMNAR

   in which:

   VNAR (Variable Net Amount at Risk) = Maximum (a,b) multiplied by the Reinsurer's Percentage (defined in Schedule A) in which:

       a = (Contractual Death Benefit - Account Value) and

       b = 0

   SCNAR (Surrender Charge Net Amount at Risk) = Surrender Charges multiplied by the Reinsurer's Percentage

   EEMNAR (Earnings Enhancement Mortality Net Amount at Risk) = x% * Maximum (a,b) multiplied by the Reinsurer's Percentage where:

       x% varies by issue age as described under the Death Benefits Ceded section of Schedule A

       a = (Contractual Death Benefit - Total Purchase Payments Not Withdrawn)

       b = 0

B. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.

GMIB
----

C. The IBNAR (Income Benefit Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

   IBNAR = Maximum [(IBB * (MAPR/SAPR) - Account Value), 0] * Reinsurer's Percentage

   where:

   .   The INCOME BENEFIT BASE (IBB) is as defined in Schedule A

   .   The MINIMUM ANNUITY PURCHASE RATE (MAPR) per $1000 is calculated using the following assumptions:

       Mortality Table                   Annuity 2000 (Exhibit 1)
       Age Setback                       7 Years
       Mortality Improvement             None
       Unisex Blend:                     Sex distinct only
       Interest Rate:                    2.5% all years
       Expenses:                         None
       Premium Taxes:                    Applied by state of residence and market
       Age:                              Attained age on exercise date
       Frequency of payment              Monthly

   Annuity form:

    1. Individual Basis: Limited to a Life Annuity with a Period Certain. The number of years of Period Certain is as defined below:

                  Age at Annuitization  Period Certain Years
                  --------------------  --------------------
                       Up to 79                 10
                          80                    9
                          81                    8
                          82                    7
                          83                    6
                        84-85                   5

    2. Joint Basis: Limited to a Joint and 100% Survivor Annuity with 10-Year Period Certain

    . The SETTLEMENT ANNUITY PURCHASE RATE (SAPR) per $1000, which is used at time of annuitization for reinsurance claims settlement shall be equal to the fixed annuity purchase rate that the Cedent would provide to an annuitant in the same class.

   Annuity form:

    1. Individual Basis: Limited to a Life Annuity with a Period Certain The number of years of Period Certain is as defined below:

                  Age at Annuitization  Period Certain Years
                  --------------------  --------------------
                       Up to 79                 10
                          80                    9
                          81                    8
                          82                    7
                          83                    6
                        84-85                   5

    2. Joint Basis: Limited to a Joint and 100% Survivor Annuity with 10-Year Period Certain

D. Premium taxes will be applied on a consistent basis between the MAPR and SAPR to calculate the IBNAR.

E. The IBNAR for each contract ceded hereunder shall be calculated as of the last day of each calendar month prior to the termination of liability contingencies set forth in Article II.

GWB
---

F. The WBNAR (Withdrawal Benefit Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

   WBNAR = Maximum [(GWB Benefit Base - Account Value), 0] * Reinsurer's Percentage (defined in Schedule A).

   A claim is incurred when the Account Value equals zero and is paid out in installments equal to the GWB Annual Benefit Payment (defined in Schedule A) consistent with the reinsured contract.

                                   ARTICLE V

                             REINSURANCE PREMIUMS

A. The Cedent shall pay the Reinsurer an Initial Reinsurance Premium equal to $10,893,915.

B. The total Reinsurance Premium for the business ceded hereunder is the sum of the GMDB Reinsurance Premium, the EPB Reinsurance Premium, the GMIB Reinsurance Premium, and the GWB Reinsurance Premium, each of which is defined separately in this article.

C. The Reinsurance Premium rates and structure described above are subject to change in accordance with the criteria described in Article XV.

GMDB Reinsurance Premium
------------------------

D. The GMDB Reinsurance Premium rates are expressed in terms of basis points and are defined in Exhibit II.

E. The Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the average aggregate account value for the reporting month. This value shall be applied to the GMDB Reinsurance Premium rates per premium class on a 1/12th basis.

EPB Reinsurance Premium
-----------------------

F. The EPB Reinsurance Premium rates are expressed in terms of basis points, and are defined in Exhibit II.

G. The Cedent shall calculate the Reinsurer's Percentage of the average aggregate account value for the reporting month. This value shall be applied to the annualized EPB reinsurance premium rates per premium class on a 1/12/th/ basis.

GMIB Reinsurance Premium
------------------------

H. The GMIB Reinsurance Premium rates are expressed in terms of basis points, as set forth in Exhibit II, and shall be calculated on an aggregate basis.

I. The Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the average aggregate IBB value for the reporting month. This value shall be applied to the annualized GMIB cession premium rates on a 1/12/th/ basis.

GWB Reinsurance Premium
-----------------------

J. The GWB Reinsurance Premium rates are expressed in terms of basis points and are defined in Exhibit II.

K. The Cedent shall calculate the Reinsurer's Percentage of the Guaranteed Withdrawal Amount for the reporting month. This value shall be applied to the annualized GWB Reinsurance Premium rates per premium class on a 1/12/th /basis.

                                  ARTICLE VI

                          REINSURANCE ADMINISTRATION

A. Within thirty (30) days after the end of each calendar month, the Cedent shall take all reasonable and appropriate steps to furnish the Reinsurer with a seriatim electronic report, as detailed in Schedule B, for each Reinsured Contract, valued as of the last day of that month.

   Failure to provide this information as required shall constitute a material breach within the scope of Article XX, Paragraph E.

B. Additionally, within thirty (30) days after the end of each calendar month the Cedent shall furnish the Reinsurer with a separate Summary Statement containing the following:

    1. Reinsurance Premiums due to the Reinsurer summarized separately for each premium class by GMDB, EPB, Income Program, and Withdrawal Program, as shown in Exhibit II;

    2. benefit claim recoverables due to the Cedent in total and, if applicable, broken down by VNAR, SCNAR, and EEMNAR, Income Program, and Withdrawal Program; and

    3. the month end date for the period covered by the Summary Statement.

C. If the net balance is due to the Reinsurer, the Cedent shall remit the amount due with the Summary Statement, but no later than thirty (30) days after the month end date for the period covered by the Summary Statement. If the net balance is due to the Cedent, the Reinsurer shall remit the amount due to the Cedent within ten (10) days after receipt of the Summary Statement.

D. The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement. In the event that the Cedent does not pay the Reinsurance Premiums in a timely manner, as defined below, the Reinsurer may exercise the following rights:

    1. The Reinsurer shall charge interest if Reinsurance Premiums are not paid within thirty (30) days of the due date, as defined in Paragraph C of this Article. The interest rate charged shall be based on the ninety-(90) day federal Treasury Bill, as published in The Wall Street Journal on the first business day in the month following the due date of the Reinsurance Premiums, plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

    2. The Reinsurer may terminate this Agreement in the event that Reinsurance Premium payments are more than sixty (60) days past due after the due date, as described in Paragraph C of this Article, by giving sixty (60) day written notice of termination to the Cedent. As of the close of the last day of this sixty-(60) day notice period, the Reinsurer's liability with respect to the ceded liabilities shall terminate. If all Reinsurance Premiums that are the subject of a sixty
       (60) day termination notice shall have been received by the Reinsurer within the time specified, the termination notice shall be deemed vacated and the Agreement shall remain in effect.

E. The Cedent will provide annually a listing of all portfolios in which the sub-accounts of the underlying contracts are invested. The listing shall be provided by May 31 in each calendar year.

                                  ARTICLE VII

                             SETTLEMENT OF CLAIMS

A. GMDB and EPB: The Reinsurer shall indemnify the Cedent under this Agreement only for benefit claims that the Cedent paid as contractually required under a Reinsured Contract with respect to deaths that occur on or after the Effective Date.

   GMIB: The Reinsurer shall indemnify the Cedent under this Agreement only for benefit claims that the Cedent paid as contractually required under a Reinsured Contract on or after the expiration of the waiting period and upon annuitization under the terms of the Income Program where such events occur, on the policies reinsured hereunder, on or after the Effective Date.

   GWB: The Reinsurer shall indemnify the Cedent under this Agreement only for benefit claims that the Cedent paid as contractually required under a Reinsured Contract under the terms of the Withdrawal Program on or after the Effective Date.

B. In the event that the Cedent provides satisfactory proof of claim liability to the Reinsurer, benefit claim settlements made by a Cedent and accepted by the Reinsurer shall be unconditionally binding on the Reinsurer. The Cedent shall report all approved benefit claims in bordereau including cause of death, as available, in such format as may be agreed to from time to time.

C. GMDB and EPB: Within thirty (30) days after the end of each calendar month, the Cedent shall notify the Reinsurer of the ceded contractual death benefit claims paid in respect of Reinsured Contracts in that month, based on the net amount at risk definition, set forth in Article IV, and the Reinsurer shall indemnify the Cedent as provided in Article VI for the ceded benefit claim liabilities.

   GMIB: Within thirty (30) days of the end of each calendar month, the Cedent shall notify the Reinsurer of the ceded contractual Income Program benefits paid in respect of Reinsured Contracts in that month, based on the IBNAR definition set forth in Article IV, and the Reinsurer shall indemnify the Cedent as provided in Article VI for the ceded benefits.

   GWB: Within thirty (30) days of the end of each calendar month, the Cedent shall notify the Reinsurer of the ceded contractual Withdrawal Program benefits paid in respect of Reinsured Contracts in that month, based on the WBNAR definition set forth in Article IV, and the Reinsurer shall indemnify the Cedent as provided in Article VI for the ceded benefits.

D. In no event will the Reinsurer be liable for expense incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to Reinsured Contract proceeds or benefits.

E. Settlements hereunder by the Reinsurer shall be made in a lump sum regardless of the mode of payment made by the Cedent.

                                 ARTICLE VIII

                                   RESERVES

A. The Reinsurer shall hold and report in its statutory financial statements reserves (the "Reserves") with respect to liabilities ceded under this Agreement in amounts equal to or greater than those required by the state in which its statement is filed.

B. If required by the Cedent, as a condition of securing ceded reinsurance statement credit for a Cedent with respect to Reinsured Contracts, the Reinsurer shall contractually require any subsequent reinsurers to hold and report in their statutory financial statements reserves in amounts equal to or greater than those that would have been required of the Reinsurer.

                                  ARTICLE IX

                             RECAPTURE PRIVILEGES

A. The Cedent may recapture existing cessions in force in accordance with the following rules:

    1. The Cedent shall notify the Reinsurer of its intention to recapture at least ninety (90) days prior to any recapture.

    2. The Cedent may not recapture a cession unless this Agreement shall have been in force for fifteen (15) years, as measured from the Effective Date until the date of recapture.

    3. The recapture shall apply to all cessions in force under this Agreement.

    4. Recapture shall take place ratably over a thirty-six (36) month period (i.e., each month, the initial percentage reduces 2.78% times the initial percentage). The election to recapture shall be irrevocable.

                                   ARTICLE X

                             INSPECTION OF RECORDS

A. The Reinsurer and the Cedent and their employees and authorized representatives, respectively, may audit, inspect and examine, during regular business hours, at the home office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, and their related documents or other documents that relate to Reinsured Contracts.

B. The audited, inspected or examined party shall provide a reasonable work space for such audit, inspection or examination, cooperate fully and disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. Each party will bear its own audit expenses.

C. All such information, including audit, inspection and examination reports and analyses, shall be kept confidential as provided herein.

                                  ARTICLE XI

                                  INSOLVENCY

A. In the event of the insolvency of the Cedent, any amount payable hereunder shall be paid by the Reinsurer pursuant to the terms of this Agreement will be made directly to the Cedent or its conservator, liquidator, receiver or statutory successor. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Cedent under the Reinsured Contracts without diminution because of such insolvency.

B. The conservator, liquidator, receiver or statutory successor of the Cedent will give the Reinsurer written notice of the pendency of a claim against the Cedent on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding.

C. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Cedent's name or in the name of the Cedent's conservator, liquidator, receiver or statutory successor, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Cedent or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Cedent as a part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Cedent solely as a result of the defense undertaken by the Reinsurer.

D. In the event of the Reinsurer's insolvency, as defined below, this Agreement will be terminated with respect to all cessions that occurred on or after the date of the insolvency. The liability of the Reinsurer hereunder shall continue with respect to cessions that occurred prior to the date of the insolvency and are subject to the payment of a Terminal Accounting and Settlement.

E. Insolvency, for purposes of the preceding paragraph, is defined to be:

    1. the filing of a voluntary petition for liquidation by or on behalf of the Reinsurer;

    2. any assignment for the benefit of creditors; or

    3. the appointment of a conservator, liquidator, receiver or statutory successor to conserve or administer the Reinsurer's properties or assets

The effective date of such termination will be the date of the earliest of (1),
(2) or (3).

                                  ARTICLE XII

                                  NEGOTIATION

A. Within ten (10) days after one of the parties shall have given to the other a first written notice of a specific dispute, each party shall designate an officer to seek a negotiated settlement. The designated officers shall promptly meet at an agreed location and negotiate in good faith.

B. If the officers cannot resolve the dispute within thirty (30) days after their first meeting, either party may commence arbitration proceedings. The parties may, however, agree, at any time to forego or terminate negotiations and proceed immediately to arbitration or to extend negotiations for an additional time certain.

C. All rights shall be reserved to each party pending a settlement of a dispute and no admissions, offers or other actions taken in such negotiations in efforts to effect a voluntary settlement of the disputed matter shall be admissible in any subsequent arbitration proceedings.

                                 ARTICLE XIII

                                  ARBITRATION

A. All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

B. Either party may initiate arbitration by providing written notification to the other party that sets forth (a) a brief statement of the issue(s);
   (b) the failure of the parties to reach agreement; and (c) the date of the demand for arbitration.

C. The arbitration panel shall consist of three arbitrators who must be impartial and each of whom must, at that time, either be accredited as an arbitrator by ARIAS- US or be an active or former officer of a life insurance or reinsurance companies other than the parties or their affiliates.

D. Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, the arbitrator will appoint an arbitrator on its behalf. The two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS- I US as an Umpire, within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of ARIAS-US, as in force at that time, shall be used to select the third arbitrator.

E. The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

F. The arbitrators shall determine all arbitration schedules and procedural rules and may, in their discretion, use applicable ARIAS-US forms and procedures. Organizational and other meetings will be held in New York, NY, unless the arbitrators shall otherwise provide. The arbitrators shall decide all matters by majority vote.

G. The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses as they deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrators in any court of competent jurisdiction. The arbitrators may not award any exemplary or punitive damages.

H. Unless the arbitrators shall provide otherwise, each party will be responsible for (a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

                                  ARTICLE XIV

                         RIGHT TO OFFSET BALANCES DUE

All moneys due either the Cedent or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of the other party.

                                  ARTICLE XV

                         CONTRACT AND PROGRAM CHANGES

A. The Cedent shall give the Reinsurer thirty (30) days prior written notice, unless otherwise agreed to by the Cedent and the Reinsurer, of any accepted changes to the Reinsured Contracts relating to a Cedent's annuity product design and/or death benefit design, fees and charges, distribution systems and/or methods or addition of any riders to any Reinsured Contract forms.

B. The Cedent shall provide to the Reinsurer a copy of each general communication that the Cedent sends to contract holders in any state.

C. The Cedent shall simultaneously provide to the Reinsurer and any subsequent retrocessionaires, a copy of any notice of any proposed change in the investment options supporting Reinsured Contracts, and/or any other accepted changes to the Reinsured Contracts related to a Cedent's annuity product design and/or death benefit design, fees, charges, distributions systems and/or methods or additions of any riders to any Reinsured Contract forms.

                                  ARTICLE XVI

                                CONFIDENTIALITY

A. Each party shall maintain the confidentiality of all information, including legally protected personal information pertaining to individuals, that is provided to it by the other party in connection with this Agreement; provided, however, that this obligation of confidentiality shall not apply
   (a) if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation; (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by the disclosing party); (c) if the information is or was received from a third party not known by the disclosing party to be under a confidentiality obligation with regard to such information; or
   (d) if the information was in the possession of the disclosing party (having received such information on a non-confidential basis) other than by reason of the services performed pursuant to this Agreement; provided, further, that legally protected information shall not be disclosed or used in violation of applicable law.

B. In the event that either party becomes legally compelled to disclose any such confidential information, such party will give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available to the public on a non-confidential basis.

C. Information may be disclosed (duplicating is permitted for such disclosure) to a party's directors, officers, employees, agents, affiliates (excluding Reinsurance Group of America, Incorporated, as an affiliate of the Cedent) and external advisors and their directors, officers, employees, professional advisers, agents and rating agencies (collectively, the "Representatives") and all such Representatives shall be advised of the terms of this Agreement and each party shall be responsible for any breach of the terms of this Agreement by its Representatives.

                                 ARTICLE XVII

                               OTHER PROVISIONS

A. Notice. Written notices under this Agreement shall be effective when delivered to any party at the address provided herein:

1. If to the Cedent:

          Lisa Kuklinski-Ramirez
          MetLife Investors USA Insurance Company
          C/O Metropolitan Life Insurance Company
          One Madison Avenue, Area 2H
          New York, NY 10010
          Phone: (212)578-1121 Fax: (212)578-9451

2. If to the Reinsurer:

          Tony Bibbings, C.A., Agent
          Exeter Reassurance Company, Ltd.
          C/O Beacher Carlson Management, Ltd.
          Continental Building
          25 Church Street
          P.O. Box HM 2461
          Hamilton HM JX, Bermuda

   Either party may change its address by giving the other party written notice of its new address; provided, however, that any notice of a change of address shall be effective only upon receipt.

B. Administrative Communications and Payment Remittances. Each party shall, by written notice to the other, designate offices and depositaries for the receipt of administrative communications and payment remittances. Administrative communications and payments remittances shall be deemed delivered only upon actual receipt by the designated office or depositary, respectively.

C. Amendment and Non Waiver. Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

D. Assignment. This Agreement shall be binding on the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld.

E. Reinsured Contract Assignments. The Cedent may, in its discretion and without the separate consent of the Reinsurer, accept a substitution of a majority-owned affiliate of Metropolitan Life Insurance Company in lieu of any Cedent as to any Reinsured Contract, whether by assumption reinsurance or otherwise, with the Reinsured Contract continuing in force unchanged, which substitution shall be binding on the Reinsurer.

F. Severability. In the event that any provision or term of this Agreement shall be held invalid, illegal or unenforceable, all of the other provisions and terms shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions or terms are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

G. Survival. All provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, survive its termination.

H. Choice of Law, Forum and Consent to Service. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of New York without regard to the New York choice of law rules. While the parties contemplate that all disputes will be decide through negotiation or arbitration as provided herein, in the event of any legal proceedings, the parties shall submit to the exclusive jurisdiction of courts of the State of New York and the United States of America located in the City of New York and shall abide by the final decision of such courts. Each party hereby designates the Superintendent of Insurance of the State of New York as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the other party arising out of the Agreement. Process accepted by the Superintendent on behalf of party shall be forwarded to that party at the address specified herein.

I. Settlements. Claim settlements made by the Cedent in good faith, including compromises, shall be unconditionally binding on the Reinsurer.

J. Payments. All reinsurance settlements and other payments will be effected through off-setting balances, electronic funds transfers or as the parties may otherwise agree to carry out the purposes of this Agreement.

K. Currency. All financial transactions under this Agreement shall be made in
   U. S. dollars.

L. Intermediaries. Each party represents that all negotiations relative to this Agreement and the transactions contemplated hereby, including any subsequent Assumption Reinsurance Agreement with respect to the Reinsured Contracts, have been carried out by the Cedent and the Reinsurer directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage commission or similar payment.

M. Construction Rules. Each party represents that its has been represented by and relied on the advice of counsel of its choice in the negotiation and drafting of the Agreement. The parties affirm that their respective counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

N. Authority. Each party represents that it has full power and authority to enter into and to perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

O. Changes. In the event the Cedent's liability to make any payment is changed due to a modification or cancellation of a Reinsured Contract, Reinsurer's liability to make any such payment shall also be changed in the same manner and to the same extent. In the event that the amount of liability provided by a Reinsured Contract is increased or reduced because of a misstatement of age or sex, the reinsurance liability of the Reinsurer shall be increased or reduced by the same amount. Any adjustments for this reason shall be made without interest.

P. Unreasonable Refusal of Agreement. Neither party, acting unreasonably, will withhold agreement to any discretionary action for the sole purpose of terminating this Agreement or otherwise frustrating its purpose.

Q. Independent Contractor. The parties shall be deemed to be independent contractors, each with full control over its respective business affairs and operations. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

R. Schedules, Exhibits and Captions. Schedules and Exhibits attached hereto are incorporated into this Agreement. Captions are provided for reference only.

S. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

T. The Cedent shall notify the Reinsurer in advance of entry into any amendment to the Reinsurance Agreement and, in the event that such amendment would materially change the ceded liabilities, the parties shall modify the provisions of this Agreement to restore the Reinsurer to its original position unless the parties shall agree otherwise.

                                 ARTICLE XVIII

                               ENTIRE AGREEMENT

This Agreement, together with Schedules A and B, and Exhibits I and II supercedes all prior discussions and agreements between the parties and constitutes their sole and entire agreement with respect to Reinsured Contracts and there are no understandings between the parties other than as expressed herein.

                                  ARTICLE XIX

                                    DAC TAX

A. The parties will make a joint election, in accordance with Treas. Reg. 1.848- 2(g)(8), issued December 28, 1992, under (S) 848 of the Internal Revenue Code and the party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitations of
   (S) 848(c)(1) of the Code;

    1. the election will take effect on the Effective Date and will remain in effect for all subsequent years that this Agreement remains in effect; and

    2. each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under this Regulation.

B. Pursuant to this joint election:

    1. each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

    2. Cedent will submit its calculation of the "net consideration" as defined under the above referenced regulation to Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

    3. Reinsurer may challenge such calculation within ten (10) working days of receipt of the Cedent's calculation; and

    4. the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

C. Each party represents and warrants that it is subject to U. S. taxation under Subchapter L of Chapter 1 of the Code.

                                  ARTICLE XX

                             DURATION OF AGREEMENT

A. Cessions may be made while this Agreement is in force.

B. Either the Cedent of the Reinsurer may cancel this Agreement for future cessions upon ninety (90) days prior written notice.

C. Except as otherwise provided herein, the Agreement shall be unlimited in duration but may be reduced or terminated for future cessions.

D. This Agreement shall remain in force as provided herein until the termination of the Cedent's liability on the Reinsured Contracts.

E. Either party may terminate this Agreement in the event that the other party is in material breach of the terms or conditions of this Agreement provided that the terminating party has notified the other party of the breach and the other party has not initiated the cure of such breach within thirty
   (30) days after such notice to be effectuated as promptly as possible.

F. In the event that a Cedent shall terminate a Reinsurance Agreement for the cession of new annuity contract liabilities because, in its discretion, after a good faith effort, it was unable to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement, this Agreement shall continue in effect, on a run-off basis, for all annuity contract liabilities ceded by that Cedent prior to the Reinsurance Agreement termination date; provided, however, that the Cedent has made a good faith effort to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement.

                                  ARTICLE XXI

                           NON-ADMITTED REINSURANCE

A. Security Requirement. In the event that the Cedent shall, at any time,
   --------------------
   notify the Reinsurer of its determination that security for reinsurance recoverables hereunder is or may be necessary for the Cedent to obtain any associated regulatory statement credit for reinsurance ceded to this Agreement on account of the Reinsurer being neither admitted or accredited as a reinsurer, the Reinsurer shall establish a trust ("the Trust") in accordance with Section B of this Article or the Reinsurer shall provide a letter of credit (an "LOC") in accordance with Section C of this Article.

B. Trust Agreement.
   ---------------

    1. Except as may be provided in Section C of this Article, the Cedent and the Reinsurer shall enter in to a Trust Agreement that complies with regulations of the domiciliary state of the Cedent, establishing a Trust Account for the benefit of the Cedent to cover the recoverables and/or Statutory Reserves attributable to the Reinsured Policies. The Trustee shall be a bank, acceptable to each party, that is organized in the United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; and that meets any other applicable regulatory financial condition standards. The bank shall not be a parent, subsidiary or affiliate of the Cedent or Reinsurer.

    2. This Trust Agreement is intended to secure Annual Statement credit for reinsurance ceded by the Cedent to the Reinsurer in accordance with regulations of the domiciliary state of the Cedent and, in the event that the parties fail to enter into the Trust Agreement and fund the Trust Account, as provided herein, within five (5) working days after this Agreement shall have been signed by both parties, this Agreement, unless the parties otherwise provide, shall be null and void.

    3. Assets having a value at least equal to 102% of the Statutory Reserves attributable to the Reinsured Policies shall be deposited into the Trust Account and maintained at all times until its dissolution. Assets deposited in the Trust Account shall be valued according to their current fair market value, as determined under the statutory accounting rules of the domiciliary state of the Cedent, and shall consist only of cash (United States legal tender) and such domiciliary state statutorily permitted investments that are not issued by a parent, subsidiary or affiliate of either party.

    4. Prior to depositing assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment in order that the Cedent or the Trustee, upon direction of the Cedent, may, whenever, necessary, negotiate any such assets without consent or signature from the Reinsurer of an other person or entity, other than the Trustee, in accordance with the terms of the Trust Agreement.

    5. Assets in the Trust Account, established hereunder, may be withdrawn by the Cedent at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Cedent or any successor of the Company by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator of the Cedent, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

       i. to reimburse the Cedent for the Reinsurer's share of premiums returned to the owners of the Policies on account of cancellations of such Policies;

       ii.to reimburse the Cedent for the Reinsurer's share of benefits claims paid by the Cedent under the terms and provisions of the Policies;

      iii.to fund an account with the Cedent in an amount at least equal to the ceded reinsurance deduction from the Cedents Policy liabilities hereunder, which amount shall include, but not be limited to, reserves for benefit claims incurred (including benefit claims incurred but not reported)

       iv.to pay any other amounts that the Cedent claims to be due hereunder

    6. With the approval of the Cedent, the Reinsurer may withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer; provided

       i. the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value equal to the market value of the assets withdrawn so as to maintain the Trust Account at the required amount at all times; or

       ii.after such withdrawals and transfers, the market value of the Trust
          Account is not less than 102% of the required amount.

       The Cedent shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

    7. The Cedent will return any amounts drawn on the LOC in excess of the actual amounts required for subparagraphs (i), (ii) and (iv) of paragraph 5 or, in the case of subparagraph (iii) of paragraph 5, any amounts that are subsequently determined not to be due. The Cedent will pay interest on amounts withdrawn in excess of the actual amount required under subparagraph (iii) of paragraph 5 at a rate equal to the "Prime Rate" published in The Wall Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks), which rate shall be adjusted on the last day of each month; and

    8. All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

C. Letters of Credit.
   -----------------

    1. The Reinsurer will provide an LOC that complies with regulations of the domiciliary state of the Cedent.

    2. The Reinsurer shall be the LOC applicant. The Trustee shall be a bank, acceptable to each party, that is organized in the United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; and that meets National Association of Insurance Commissioners-Securities Valuation Office standards for acceptable LOC issuance. The bank shall not be a parent, subsidiary or affiliate of the Cedent or Reinsurer.

    3. The LOC may be drawn at any time, notwithstanding any other provisions herein and may be utilized by the Cedent or any successor by operation of law, including without limitation any liquidator, rehabilitator or receiver of the Cedent for the following purposes:

       i. to reimburse the Cedent for the Reinsurer's share of Policy premiums returned on account of cancellations;

       ii.to reimburse the Cedent for the Reinsurer's share of benefit claims paid by the Cedent under the terms and provisions of the Policies;

      iii.to fund an account with the Cedent in an amount at least equal to the ceded reinsurance deduction from the Cedents Policy liabilities hereunder, which amount shall include, but not be limited to, reserves for benefit claims incurred (including benefit claims incurred but not reported)

       iv.to pay any other amounts that the Cedent claims to be due hereunder

    4. The Cedent will return any amounts drawn on the LOC in excess of the actual amounts required for subparagraphs (i), (ii) and (iv) of this paragraph or, in the case of subparagraph (iii) of this paragraph, any amounts that are subsequently determined not to be due. The Cedent will pay interest on amounts withdrawn in excess of the actual amount required under subparagraph (iii) at a rate equal to the "Prime Rate" published in The Wall Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks), which rate shall be adjusted on the last day of each month; and

       (e)All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

                                 ARTICLE XXII

                     CEDENT REPRESENTATIONS AND WARRANTIES

The Cedent represents and warrants, to the best of its knowledge, the following:

1. Corporate Status. The Cedent is duly licensed, qualified or admitted to do
   ----------------
   business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

2. Authority. The Cedent has the full corporate power and authority to carry
   ---------
   out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Cedent. The Cedent shall maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

3. Other Reinsurance. The Cedent maintains the right to enter into other
   -----------------
   reinsurance agreements affecting the Policies reinsured. However, the Cedent will maintain net for it's own account at least a 10% quota share of risk.

4. Tax Status. The Cedent represents and warrants that it is subject to U. S.
   ----------
   taxation under Subchapter L of Chapter 1 of the Code.

                                 ARTICLE XXIII

                   REINSURER REPRESENTATIONS AND WARRANTIES

The Reinsurer represents and warrants, to the best of its knowledge, the following:

1. Corporate Status. The Reinsurer is duly licensed, qualified or admitted to do
   ----------------
   exempt insurance business and is in good standing in Hamilton, Bermuda.

2. Authority. The Reinsurer has the full corporate power and authority to carry
   ---------
   out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Reinsurer. The Reinsurer shall at maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

3. License Status. The Reinsurer is not an authorized insurer or accredited
   --------------
   reinsurer in Delaware. The Reinsurer shall notify the Ceding Company within five (5) days after the date of any change in its status.

4. Tax Status. The Reinsurer is subject to U.S. taxation under Subchapter L of
   ----------
   Chapter 1 or Subpart F of Part II of Subchapter N or Chapter 1 of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

METLIFE INVESTORS USA INSURANCE COMPANY

By:        /s/ Richard C. Pearson
           -------------------------

Title:     Executive Vice President
           -------------------------

EXETER REASSURANCE COMPANY, LTD.

By:        /s/ RBB
           -------------------------

Title:     President
           -------------------------

Schedule A  Plans of Reinsurance

Schedule B  Required Data and Suggested Layout

Exhibit 1   1994 Variable Annuity MGDB Mortality Tables Mortality Table -
            Income Program (Annuity 2000 Valuation) Projection Scale G

Exhibit II  Reinsurance Premiums

                                  SCHEDULE A

                             PLANS OF REINSURANCE

A. Reinsurer's Percentage:

   Prior to July 1, 2004, 25% of the business described herein.

   Effective, July 1, 2004, 100% of the business described herein.

B. Effective Date:

   April 1, 2001.

C. Death Benefits Ceded:

   Guaranteed Minimum Death Benefits (GMDB)
   ----------------------------------------

   . Principal Protection: Return of Premium - Added by amendment as of July 1, 2004.

   . Annual Step-Up Benefit: Maximum Anniversary Value to attained age 80; GMDB frozen thereafter.

   . Greater of 5% Index and Annual Step-Up: Greater maximum Anniversary Value to attained age 80 and 5% Rollup to attained age 80; GMDB frozen thereafter.

   Note: Withdrawals reduce the death benefit proportionately.

   Earnings Preservation Benefits (EPB)
   ------------------------------------

   . Before the contract anniversary immediately prior to the owner's 81/st/ birthday, the EPB is,

          40% of (a)-(b) for issue ages 0-69

          25% of (a)-(b) for issue ages 70-79, where

       (a) is the death benefit under the contract, and

       (b) is the total Purchase Payments not withdrawn. For purposes of calculating this value, partial withdrawals are first applied against earnings in the contract (Earnings are equal to the Account Value less Purchase Payments not withdrawn), and then against Purchase Payments not withdrawn.

   . On or after the contract anniversary immediately prior to the owner's 81/st/ birthday, the EPB is,

          40% of (a)-(b) for issue ages 0-69

          25% of (a)-(b) for issue ages 70-79, where

                                  SCHEDULE A

                             PLANS OF REINSURANCE
                                 (PAGE 2 OF 4)

       (a) is the death benefit under the contract anniversary immediately prior to the owner's 81/st/ birthday, increased by subsequent Purchase Payments and reduced proportionately by the percentage reduction in Account Value attributable to each subsequent partial withdrawal; and

       (b) is the total Purchase Payments not withdrawn. For purposes of calculating this value, partial withdrawals are first applied against earnings in the contract (Earnings are equal to the Account Value less Purchase Payments not withdrawn), and then against Purchase Payments not withdrawn.

   Gain = (a)-(b) as defined above.

D. GMIB (Contractual Income Program Benefit) Ceded:

   Income Benefit Base (IBB)
   -------------------------

   Version 1 - Greater of an Annual Ratchet to attained age 80 and a 6% Rollup to attained age 80; frozen thereafter. The IBB is reduced proportionately for withdrawals.

   Version 2 - Greater of an Annual Ratchet to attained age 80 and a 5% Rollup to attained age 80; frozen thereafter. The IBB is reduced proportionately for withdrawals.

   Waiting Period
   --------------

   Contractholders can elect to annuitize under the Income Program thirty
   (30) days prior to their tenth (10/th/) or later contract anniversary and also under one of the life annuity forms stated in Article IV.

   Annuitization
   -------------

   Annuitization under the Income Program means that the annuitant is receiving guaranteed fixed income payments based on the IBB and the MAPR under one of the life annuity forms shown below under Paragraph E.

   Income Program Rider Election
   -----------------------------

   The contractholder can only elect the Income Program Rider at issue. Once election is made, it is irrevocable.

   Income Program Rider Cancellation
   ---------------------------------

   The contractholder of the annuity can not cancel the Income Program rider at any time.

   Step-Up or Reset of IBB
   -----------------------

   Not Available.

                                  SCHEDULE A

                             PLANS OF REINSURANCE
                                 (PAGE 3 OF 4)

E. Guaranteed Withdrawal Benefit (GWB) Ceded

   GWB Benefit Base
   ----------------

   . Benefit Base when account value reaches zero, paid out in equal installments

   .   Initial Benefit Base = Initial Deposit x (1 + 5% Bonus Rate)

   .   Additional deposits increase the Benefit Base

   .   Withdrawals decrease the Benefit Base

   .   Benefit Base may be reset at an optional reset date

   Guaranteed Withdrawal Amount
   ----------------------------

   .   Initial Guaranteed Withdrawal Amount = Initial Benefit Base

   .   Additional Deposits may increase the Guaranteed Withdrawal Amount

   .   Withdrawals do not decrease the Guaranteed Withdrawal Amount

   .   Guaranteed Withdrawal Amount may be reset at an optional reset date

   GWB Annual Benefit Payment
   --------------------------

   .   The maximum income amount payable in a contract year.

   .   Equal to GWB Benefit Base x 5%

                                  SCHEDULE A

                             PLANS OF REINSURANCE
                                 (PAGE 4 OF 4)

F. Reinsured Contracts:

   METLIFE INVESTORS USA INSURANCE COMPANY

   Deferred Annuity Contracts
   --------------------------

   VA Series Contract (Standard Contract, 7-year surrender charge schedule)

   XC Series Contract (Bonus Contract, 9-year surrender charge schedule)

   L Series Contract (3-year surrender charge schedule)

   C Series Contract (No surrender charges)

   Form Numbers
   ------------

    1. Death Benefit Rider (Greater of Annual Step-Up and 5% Annual Increase), Form 8016(11/00)

    2. Death Benefit Rider (Annual Step-Up) Form 8017 (11/00)

    3. Additional Death Benefit (EPB) Rider Form 8019 (11/00)

    4. Guaranteed Minimum Income Benefit Form 8018 (11/00)

    5. Guaranteed Minimum Income Benefit Form 8018-1 (03/03)

    6. Guaranteed Withdrawal Benefit Form MLIU-690-1 (7/04)

    7. Death Benefit Rider (Principle Protection) Form 8015 (11/00)

                                  SCHEDULE B

                    REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                 (Page 1 of 3)

FIELD DESCRIPTION                           COMMENTS

Annuitant's ID:                             Last Name
                                            First Name
                                            Middle Name
Sex                                         M or F
Date of Birth                               YYYYMMDD
Social Security No. / Social Insurance No

Joint Annuitant's ID:                       Last Name If Applicable
                                            First Name
                                            Middle Name
Sex                                         M or F
Date of Birth                               YYYYMMDD
Social Security No. / Social Insurance No.

Owner's ID:                                 Last Name
                                            First Name
                                            Middle Name
Sex                                         M or F
Date of Birth                               YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner's ID:                           Last Name If Applicable
                                            First Name
                                            Middle Name
Sex                                         M or F
Date of Birth                               YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date                           YYYYMMDD
Policy Issue Status                         Nl = True New Issue, SC = Spousal
                                            Continuance,
                                            EX = 1035 Exchange
Tax Status                                  Qualified (Q), or Non-qualified (N)

                                  SCHEDULE B

                    REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                 (PAGE 2 OF 3)

FIELD DESCRIPTION                                            COMMENTS
GMDB/EEB SECTION (If applicable)
--------------------------------
Mortality Risk Definition Indicator                          AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                                          A = Annuitant, 0 = Owner, 1 = 1st to die, 2 = 2nd to die
                                                             (e.g., A2 = payable upon death of second of joint
                                                             annuitants)
Current Ratchet Value                                        If Applicable
Current Reset Value                                          If Applicable
Current Rollup Value                                         If Applicable
Current Return of Premium Value                              If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                                       Greater of Account Value and Minimum Guaranteed
                                                             Death Benefit
Effective Date of the Rider
Account Value as of the Effective Date of the Rider
Mortality Risk                                         VNAR  Max [Contractual Death Benefit - Account Value), 0]
                                                      SCNAR  Surrender Charge, if applicable
                                                     EEMNAR  X% of Death Benefit less Net Purchase Payments
Earnings                                                     Death Benefit less Net Purchase Payments
Earnings CAP                                                 X% of Net Purchase Payments


GMIB SECTION (If applicable)
----------------------------
GMIB Indicator                                               Y = benefit elected, N = benefit not elected, NA = not
                                                             applicable
Income Benefit Elected                                       01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period                                 YYYYMMDD
GMIB Annuitization Date                                      YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date                        YYYYMMDD, if applicable
Cancellation Date                                            YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                                            Calculated using an individual life annuity form with 10
                                                             years certain
Treasury Rate                                                Used in IBNAR calculation

GWB SECTION (if applicable)
---------------------------
GWB Indicator                                                Y = benefit elected, N = benefit not elected, C = rider
                                                             cancelled
GWB Election Date                                            YYYYMMDD
Total-GWB-Benefit-Base-Amt
Total-GWB-Guar-Withdrl-Amt
Total-GWB-Ann-Benefit-Pymnt
Total-GWB-Rem-Ann-Bnft-Pymnt
Tota-GWB-Rider-Charge
GWB-Optn-Reset-Date

Account Value                                                Current total value
Surrender Charge                                             If reinsured
Cumulative Deposits                                          Total premiums
Cumulative Withdrawals                                       Total withdrawals
Net Purchase Payments                                        Total premiums less total withdrawals (proportional
                                                             adjustment)
Deposits made in quarter of death                            dollar value
Quota Share ceded                                            percentage

                                  SCHEDULE B

                    REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                 (PAGE 3 OF 3)

FIELD DESCRIPTION            COMMENTS

Funding Vehicle Values:
-----------------------
  "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

Fixed Account
Dollar Cost Averaging

Note: total of funding vehicles should equal account value.

Termination Information:
------------------------                                                    -

Termination Date           YYYYMMDD, If applicable
Reason for Termination     Death (D), Annuitization (A), 1035 Exchange (X),
                           GMIB Election (I), Other (O).
Cause of Death             If applicable. Use your Cause of Death code, and
                           provide translation

Summary Information:       For reconciliation purposes (may be paper summary)
--------------------
Total number of records    Monthly aggregate information by GMIB Design,
                           GMAB Design, and Pricing Cohort (if applicable)
Total of each dollar field Monthly aggregate information by GMIB Design,
                           GMAB Design, and Pricing Cohort (if applicable)

Note: All values to nearest dollar

                                   EXHIBIT I

                  1994 VARIABLE ANNUITY MGDB MORTALITY TABLE

                  (APPLIED AGE LAST BIRTHDAY AT ATTAINED AGE)

      ATTAINED AGE  MALE QX  FEMALE QX   ATTAINED AGE  MALE QX  FEMALE QX
      ------------  -------- ---------   ------------  -------- ---------
          1         0.000587 0.000519        60        0.010029 0.005636
          2         0.000433 0.000358        61        0.011312 0.006460
          3         0.000350 0.000268        62        0.012781 0.007396
          4         0.000293 0.000218        63        0.014431 0.008453
          5         0.000274 0.000201        64        0.016241 0.009611
          6         0.000263 0.000188        65        0.018191 0.010837
          7         0.000248 0.000172        66        0.020259 0.012094
          8         0.000234 0.000158        67        0.022398 0.013318
          9         0.000231 0.000154        68        0.024581 0.014469
          10        0.000239 0.000159        69        0.026869 0.015631
          11        0.000256 0.000169        70        0.029363 0.016957
          12        0.000284 0.000185        71        0.032169 0.018597
          13        0.000327 0.000209        72        0.035268 0.020599
          14        0.000380 0.000239        73        0.038558 0.022888
          15        0.000435 0.000271        74        0.042106 0.025453
          16        0.000486 0.000298        75        0.046121 0.028372
          17        0.000526 0.000315        76        0.050813 0.031725
          18        0.000558 0.000326        77        0.056327 0.035505
          19        0.000586 0.000333        78        0.062629 0.039635
          20        0.000613 0.000337        79        0.069595 0.044161
          21        0.000642 0.000340        80        0.077114 0.049227
          22        0.000677 0.000343        81        0.085075 0.054980
          23        0.000717 0.000344        82        0.093273 0.061410
          24        0.000760 0.000344        83        0.101578 0.068384
          25        0.000803 0.000346        84        0.110252 0.075973
          26        0.000842 0.000352        85        0.119764 0.084432
          27        0.000876 0.000364        86        0.130583 0.094012
          28        0.000907 0.000382        87        0.143012 0.104874
          29        0.000935 0.000403        88        0.156969 0.116968
          30        0.000959 0.000428        89        0.172199 0.130161
          31        0.000981 0.000455        90        0.188517 0.144357
          32        0.000997 0.000484        91        0.205742 0.159461
          33        0.001003 0.000514        92        0.223978 0.175424
          34        0.001005 0.000547        93        0.243533 0.192270
          35        0.001013 0.000585        94        0.264171 0.210032
          36        0.001037 0.000628        95        0.285199 0.228712
          37        0.001082 0.000679        96        0.305931 0.248306
          38        0.001146 0.000739        97        0.325849 0.268892
          39        0.001225 0.000805        98        0.344977 0.290564
          40        0.001317 0.000874        99        0.363757 0.313211
          41        0.001424 0.000943        100       0.382606 0.336569
          42        0.001540 0.001007        101       0.401942 0.360379
          43        0.001662 0.001064        102       0.422569 0.385051
          44        0.001796 0.001121        103       0.445282 0.411515
          45        0.001952 0.001186        104       0.469115 0.439065
          46        0.002141 0.001269        105       0.491923 0.465584
          47        0.002366 0.001371        106       0.511560 0.488958
          48        0.002618 0.001488        107       0.526441 0.507867
          49        0.002900 0.001619        108       0.536732 0.522924
          50        0.003223 0.001772        109       0.543602 0.534964
          51        0.003598 0.001952        110       0.547664 0.543622
          52        0.004019 0.002153        111       0.549540 0.548526
          53        0.004472 0.002360        112       0.550000 0.550000
          54        0.004969 0.002589        113       0.550000 0.550000
          55        0.005543 0.002871        114       0.550000 0.550000
          56        0.006226 0.003241        115       1.000000 1.000000
          57        0.007025 0.003713
          58        0.007916 0.004270
          59        0.008907 0.004909

                                   EXHIBIT I

                       MORTALITY TABLE - INCOME PROGRAM

                 2000 VALUATION (PER THOUSAND RATES)
                      (APPLIES AT ATTAINED AGE)

   AGE     MALE - QX'S FEMALE - QX'S     AGE  MALE - QX'S  FEMALE - QX'S
   ---     ----------- -------------     ---  -----------  -------------
    5         0.291        0.171          60      6.428         3.863
    6         0.270        0.141          61      6.933         4.242
    7         0.257        0.118          62      7.520         4.668
    8         0.294        0.118          63      8.207         5.144
    9         0.325        0.121          64      9.008         5.671
   10         0.350        0.126          65      9.940         6.250
   11         0.371        0.133          66     11.016         6.878
   12         0.388        0.142          67     12.251         7.555
   13         0.402        0.152          68     13.657         8.287
   14         0.414        0.164          69     15.233         9.102
   15         0.425        0.177          70     16.979        10.034
   16         0.437        0.190          71     18.891        11.117
   17         0.449        0.204          72     20.967        12.386
   18         0.463        0.219          73     23.209        13.871
   19         0.480        0.234          74     25.644        15.592
   20         0.499        0.250          75     28.304        17.564
   21         0.519        0.265          76     31.220        19.805
   22         0.542        0.281          77     34.425        22.328
   23         0.566        0.298          78     37.948        25.158
   24         0.592        0.314          79     41.812        28.341
   25         0.616        0.331          80     46.037        31.933
   26         0.639        0.347          81     50.643        35.985
   27         0.659        0.362          82     55.651        40.552
   28         0.675        0.376          83     61.080        45.690
   29         0.687        0.389          84     66.948        51.456
   30         0.694        0.402          85     73.275        57.913
   31         0.699        0.414          86     80.076        65.119
   32         0.700        0.425          87     87.370        73.136
   33         0.701        0.436          88     95.169        81.991
   34         0.702        0.449          89    103.455        91.577
   35         0.704        0.463          90    112.208       101.758
   36         0.719        0.481          91    121.402       112.395
   37         0.749        0.504          92    131.017       123.349
   38         0.796        0.532          93    141.030       134.486
   39         0.864        0.567          94    151.422       145.689
   40         0.953        0.609          95    162.179       156.846
   41         1.065        0.658          96    173.279       167.841
   42         1.201        0.715          97    184.706       178.563
   43         1.362        0.781          98    196.946       189.604
   44         1.547        0.855          99    210.484       201.557
   45         1.752        0.939         100    225.806       215.013
   46         1.974        1.035         101    243.398       230.565
   47         2.211        1.141         102    263.745       248.805
   48         2.460        1.261         103    287.334       270.326
   49         2.721        1.393         104    314.649       295.719
   50         2.994        1.538         105    346.177       325.576
   51         3.279        1.695         106    382.403       360.491
   52         3.576        1.864         107    423.813       401.054
   53         3.884        2.047         108    470.893       447.860
   54         4.203        2.244         109    524.128       501.498
   55         4.534        2.457         110    584.004       562.563
   56         4.876        2.689         111    651.007       631.645
   57         5.228        2.942         112    725.622       709.338
   58         5.593        3.218         113    808.336       796.233
   59         5.988        3.523         114    899.633       892.923
                                         115   1000.000      1000.000

                                   EXHIBIT I

                              PROJECTION SCALE G

          AGE     MALE  FEMALE     AGE MALE  FEMALE     AGE MALE  FEMALE
          ---     ----  ------     --- ----  ------     --- ----  ------
           5      1.50%  1.50%      53 1.70%  1.95%     101 0.20%  0.25%
           6      1.50%  1.50%      54 1.65%  1.90%     102 0.00%  0.00%
           7      1.50%  1.50%      55 1.60%  1.85%     103 0.00%  0.00%
           8      1.25%  1.40%      56 1.55%  1.80%     104 0.00%  0.00%
           9      1.00%  1.30%      57 1.50%  1.75%     105 0.00%  0.00%
          10      0.75%  1.20%      58 1.50%  1.75%     106 0.00%  0.00%
          11      0.50%  1.10%      59 1.50%  1.75%     107 0.00%  0.00%
          12      0.25%  1.00%      60 1.50%  1.75%     108 0.00%  0.00%
          13      0.24%  0.90%      61 1.50%  1.75%     109 0.00%  0.00%
          14      0.23%  0.80%      62 1.50%  1.75%     110 0.00%  0.00%
          15      0.22%  0.70%      63 1.50%  1.75%     111 0.00%  0.00%
          16      0.21%  0.60%      64 1.50%  1.75%     112 0.00%  0.00%
          17      0.20%  0.50%      65 1.50%  1.75%     113 0.00%  0.00%
          18      0.18%  0.50%      66 1.50%  1.75%     114 0.00%  0.00%
          19      0.16%  0.50%      67 1.50%  1.75%     115 0.00%  0.00%
          20      0.14%  0.50%      68 1.45%  1.75%
          21      0.12%  0.50%      69 1.40%  1.75%
          22      0.10%  0.50%      70 1.35%  1.75%
          23      0.10%  0.55%      71 1.30%  1.75%
          24      0.10%  0.60%      72 1.25%  1.75%
          25      0.10%  0.65%      73 1.25%  1.70%
          26      0.10%  0.70%      74 1.25%  1.65%
          27      0.10%  0.75%      75 1.25%  1.60%
          28      0.23%  0.85%      76 1.25%  1.55%
          29      0.36%  0.95%      77 1.25%  1.50%
          30      0.49%  1.05%      78 1.25%  1.50%
          31      0.62%  1.15%      79 1.25%  1.50%
          32      0.75%  1.25%      80 1.25%  1.50%
          33      1.00%  1.45%      81 1.25%  1.50%
          34      1.25%  1.65%      82 1.25%  1.50%
          35      1.50%  1.85%      83 1.25%  1.50%
          36      1.75%  2.05%      84 1.25%  1.50%
          37      2.00%  2.25%      85 1.25%  1.50%
          38      2.00%  2.25%      86 1.25%  1.50%
          39      2.00%  2.25%      87 1.25%  1.50%
          40      2.00%  2.25%      88 1.20%  1.45%
          41      2.00%  2.25%      89 1.15%  1.40%
          42      2.00%  2.25%      90 1.10%  1.35%
          43      1.95%  2.20%      91 1.05%  1.30%
          44      1.90%  2.15%      92 1.00%  1.25%
          45      1.85%  2.10%      93 1.00%  1.25%
          46      1.80%  2.05%      94 1.00%  1.25%
          47      1.75%  2.00%      95 1.00%  1.25%
          48      1.75%  2.00%      96 1.00%  1.25%
          49      1.75%  2.00%      97 1.00%  1.25%
          50      1.75%  2.00%      98 0.80%  1.00%
          51      1.75%  2.00%      99 0.60%  0.75%
          52      1.75%  2.00%     100 0.40%  0.50%